MUNIVEST FUND, INC.

FILE # 811-5611

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
04/25/2003	State of Cal, Various Purpose Gen. Obligation Bonds 5.% 2/1/32	1,850,000,000	1,250,000	Lehman Brothers
05/30/2003	City of New York, 5.25 6/1/2028	650,000,000	4,900,000	Morgan Stanley
06/12/2003	Tobacco Settlement Fin. Corp NY 5.25% 6/1/2021	2,093,205,000	5,530,000	Smith Barney
06/12/2003	Tobacco Settlement Fin. Corp NY 5.25% 6/1/2022	2,093,205,000	1,000,000	Smith Barney
06/20/2003	CA St GO 5.25% 2/1/28	1,718,580,000	2,000,000	Morgan Stanley
08/07/2003	San Diego Unified School District 5% 7/1/28	349,993,599	2,200,000	Banc of America
08/20/2003	Regents of the University of CA 5% 05/15/28	914,270,000	1,500,000	Lehman Bro
08/20/2003	Regents of the University of CA 5% 05/15/33	914,270,000	2,500,000	Lehman Bro
08/20/2003	Regents of the University of CA 5% 05/15/33	914,270,000	250,000	Salomon
08/20/2003	Regents of the University of CA 5% 05/15/33	914,270,000	500,000	Painwebber